UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 13, 2010
Date of Report (Date of Earliest Event Reported)

CENTER FINANCIAL CORPORATION
(Exact Name of Registrant As Specified In Its Charter)

California	000-50050	52-2380548
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3435 Wilshire Boulevard, Suite 700
Los Angeles, California 90010
(Address of principal executive offices) (Zip Code)

(213) 251-2222
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2010, the Company and its wholly-owned subsidiary, Center Bank (the “Bank”), entered into a CEO Employment Agreement (the “Renewal Agreement”) with Jae Whan Yoo, as the President and Chief Executive Officer of the Company and the Bank.  Mr. Yoo’s original employment agreement was scheduled to expire on January 16, 2010.

The Renewal Agreement carries a three (3) year term commencing January 16, 2010, at an annual base salary of $300,000 for the first year of the term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. In addition, on January 15, 2010, Mr. Yoo shall be granted restricted stock awards (“RSAs”) with an aggregate award value of $150,000 based on the closing price of the Company’s common stock on the date of grant. The RSAs will vest in two installments:  one half on January 15, 2012 and the remaining one half on January 15, 2013, subject to Mr. Yoo’s receipt of satisfactory annual performance evaluations each year.   The RSA is also subject to certain restrictions on transfer even after fully vested for such time as the Company continues to have shares of preferred stock outstanding to the U.S. Treasury Department, which were issued in connection with the Company’s participation in the TARP Capital Purchase Program.  Mr. Yoo is also entitled to the continued use of a Company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of certain country club and social club membership expenses. A copy of the Renewal Agreement is included as Exhibit 10.1 hereto.

Item 9.01.       Financial Statements and Exhibits.

(d)           Exhibits

10.1         Employment Agreement between the Company and Jae Whan Yoo dated January 13, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

CENTER FINANCIAL CORPORATION

Dated: January 15, 2010	By:	/s/ Lonny D. Robinson
	Name:	Lonny D. Robinson
	Title:	Executive Vice President, Chief Financial Officer

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